                                                               Exhibit (a)(1)(E)

  SUPPLEMENT DATED MARCH 7, 2001 TO OFFER TO EXCHANGE DATED FEBRUARY 16, 2001

                             DIGIMARC CORPORATION

  OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK UNDER THE DIGIMARC CORPORATION 1999 STOCK INCENTIVE PLAN AND THE DIGIMARC CORPORATION 2000 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN THAT HAVE AN EXERCISE PRICE OF $20.00
 PER SHARE OR MORE AND ARE HELD BY OPTION HOLDERS WHO HAVE NOT RECEIVED OPTIONS
     AFTER AUGUST 14, 2000 FOR NEW OPTIONS TO BE GRANTED UNDER THE DIGIMARC CORPORATION 1999 STOCK INCENTIVE PLAN AND THE DIGIMARC CORPORATION 2000 NON-
                     OFFICER EMPLOYEE STOCK INCENTIVE PLAN


  ----------------------------------------------------------------------------
                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 9:00 P.M., OREGON TIME, ON MARCH 16, 2001
                         UNLESS THE OFFER IS EXTENDED.
  ----------------------------------------------------------------------------


     Digimarc Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Digimarc Corporation 1999 stock incentive plan and the Digimarc Corporation 2000 non-officer employee stock incentive plan (collectively, the "stock incentive plans") that have an exercise price of $20.00 per share or more (the "eligible options") and are held by option holders who have not received options after August 14, 2000 for new options we will grant under the stock incentive plans. We have been informed by our executive officers and directors that they do not intend to tender any of their eligible options in the offer. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options during the 30-day period following the first business day which is at least six months and two days after the date we cancel the eligible options accepted for exchange. You may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements. All tendered eligible options accepted by us pursuant to the offer will be cancelled.

     The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions that we describe in section 6 of the offer to exchange.

     If you tender eligible options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of the offer, we will grant you new options under the stock incentive plans, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, and a new option agreement with you. The exercise price per share of the new options will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq

National Market on the day before the grant of the new options. The new options will vest daily in equal amounts over a three-year period beginning on the grant date of the new options.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS. WE HAVE BEEN INFORMED BY OUR EXECUTIVE OFFICERS AND DIRECTORS THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR ELIGIBLE OPTIONS IN THE OFFER.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "DMRC." On March 1, 2001, the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market was $10.9375 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to Jeanne Biermann, Stock Plan Administrator, Digimarc Corporation, 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062.

                                   IMPORTANT

     If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Digimarc Corporation, 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062, Attn:
Jeanne Biermann.

     We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFER TO EXCHANGE OR THIS SUPPLEMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO EXCHANGE OR THIS SUPPLEMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Introductory Statement

9.   INFORMATION CONCERNING DIGIMARC......................................... 2

                            INTRODUCTORY STATEMENT

     The following information amends and supplements our offer to exchange dated February 16, 2001 (the offer to exchange). Pursuant to this supplement, we are amending and restating Section 9 of the offer to exchange ("Information Concerning Digimarc") to provide summary financial information. This supplement does not alter the terms and conditions previously set forth in the offer to exchange, and should be read in conjunction with the offer to exchange.

9.  INFORMATION CONCERNING DIGIMARC.

     We are a leading provider of patented digital watermarking technologies that allow imperceptible digital code to be embedded in the printed or digital versions of media content, such as commercial and consumer photographs, movies, music, magazine advertisements, catalogs, product packages and valuable documents like financial instruments, passports and event tickets. In addition to a code that can be embedded within various types of media content, our technologies include reader software that, as a resident application on PCs and other devices, enables the recognition of embedded codes. We believe our technologies have many potential applications. We are developing products and services to address what we believe are our two largest near-term market opportunities-the deterrence of digital counterfeiting and piracy, and the enhancement of Internet access and navigation. In addition, we continue to pursue commercial applications in audio and video digital watermarking.

     We were incorporated in Delaware. Our principal executive offices are located at 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon, 97062, and our telephone number at that address is (503) 885-9699.

     The following tables set forth selected financial and operating data of Digimarc. The selected historical statement of operations data for the years ended December 31, 1998 and 1999 and the selected historical balance sheet data as of December 31, 1999 have been derived from the financial statements included in our annual report on Form 10-K for the year ended December 31, 1999. The selected historical statement of operations data for the nine months ended September 30, 1999 and September 30, 2000 and the selected historical balance sheet data as of September 30, 2000, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2000, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                              (in thousands, except per share amounts)

                                           Year Ended                     Nine Months Ended
                                          December 31,                       September 30,
                                     1999               1998            2000             1999
                                     -----------------------            ----------------------
Revenues:
  Service                             $ 6,727        $   500            $  7,716        $4,010
  License and subscription                202            484                 698           175
                                     -----------------------            ----------------------
    Total revenues                      6,929            984               8,414         4,185

Cost of revenues:
  Service                               3,529          1,466               4,996         1,814
  License and subscription                 97            114                  84            62
                                     -----------------------            ----------------------
    Total cost of revenue               3,626          1,580               5,080         1,876
                                     -----------------------            ----------------------

Operating expenses:
  Research, development and             1,058            658               3,210           450
   engineering
  Sales and marketing                   2,049            825               8,290           731
  General and administrative            2,978          1,407               8,534         1,961
                                     -----------------------            ----------------------
    Total operating expenses            6,085          2,890              20,034         3,142
                                     -----------------------            ----------------------

Operating loss                         (2,782)        (3,486)            (16,700)         (833)
Provision for income taxes                  -              -                   -             -
                                     -----------------------            ----------------------
Net loss                              $(2,389)       $(3,442)           $(12,905)       $ (824)
                                     =======================            ======================

Net loss per share - basic and        $ (0.78)       $ (1.50)           $  (1.00)       $(0.35)
 diluted

Weighted average shares used           3,053           2,288              12,950         2,343
 in computing net loss per
 share - basic and diluted

                                                       (in thousands, except per share amounts)

                                                        Year Ended                    Nine Months Ended
                                                        December 31,                     September 30,
                                                   1999             1998                     2000
                                                   ---------------------                   -------
Current assets:
  Cash and cash equivalents                        $90,830       $ 2,137                   $72,454
  Accounts receivable, net                           2,225           298                     1,609
  Other current assets                                 834            98                     1,444
                                                   ---------------------                   -------
    Total current assets                            93,889         2,533                    75,507

Property and equipment, net                            961           329                     3,522
Other assets, net                                       53           116                        32
                                                   ---------------------                   -------
Total assets                                       $94,903       $ 2,978                   $79,061
                                                   =====================                   =======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                 $ 1,638       $   228                   $ 2,053
  Accrued payroll and related costs                    504           390                       805
  Other current liabilities                            529           374                        74
  Deferred revenue                                   1,318           345                       790
                                                   ---------------------                   -------
    Total current liabilities                        3,989         1,337                     3,722

Other long-term liabilities                            119           551                        30

    Total stockholders' equity
     (deficit)                                     $90,795       $(9,095)                  $80,125
                                                   ---------------------                   -------

  Total liabilities, convertible redeemable
   preferred stock and stockholders' equity
   (deficit)                                       $94,903       $ 2,978                   $84,834
                                                   =====================                   =======

     Our book value per share as of September 30, 2000 was $6.12.

     The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 1999, particularly pages 16 through 25 and F-1 through F-20; our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000, particularly pages 3 through 10; our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2000, particularly pages 3 through 11; and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000, particularly pages 3 through 13, are incorporated herein by reference. See "Additional Information" beginning on page 30 of the Offer for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.